HIGH PLAINS CORPORATION
                          200 W. Douglas, Suite #820
                             Wichita, Kansas 67202

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 16, 1997


  The Annual Meeting of Stockholders of High Plains Corporation (the "Company") will be held at the Hyatt Regency Wichita, 400 W. Waterman, Wichita, Kansas, in the Grand Eagle Ballroom, on the 16th day of December, 1997 at 10:00 o'clock a.m. Central Time for the purpose of considering and voting upon the following matters:

  1.   To elect two directors to the class whose term expires in 2000.

  2. To ratify the appointment of Allen, Gibbs & Houlik, L.C. as the independent public accountants for the Company.

  3.   To modify the Company's 1992 Stock Option Plan.

  4. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The stock transfer books of the Company will not be closed, but only stockholders of record at the close of business on October 31, 1997 will be entitled to notice of and to vote at the meeting.


                                          By order of the Board of Directors
                                          Raymond G. Friend
                                          President

Wichita, Kansas
October 31, 1997

  You are cordially invited to come to the Annual Meeting early so that you may meet informally with management and with Board nominees. The meeting room will be open from 9:00 a.m. until the meeting at 10:00 a.m. Refreshments will be served before the meeting.




                                  IMPORTANT


IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE SIGN, DATE, AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IT IS IMPORTANT THAT THE PROXY BE RETURNED REGARDLESS OF THE NUMBER OF SHARES OWNED.

                            High Plains Corporation
                          200 W. Douglas, Suite #820
                             Wichita, Kansas 67202

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS
                               DECEMBER 16, 1997

                              GENERAL INFORMATION

  The accompanying proxy is furnished by High Plains Corporation (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Stockholders to be held at the Hyatt Regency Wichita, 400 W. Waterman, Wichita Kansas in the Grand Eagle Ballroom on December 16, 1997 at 10:00 a.m. (CST), or any adjournment thereof, and may be revoked by the stockholder at any time before it is voted by giving a written notice to the Secretary of the Company, by executing and delivering a proxy with a later date, or by personal withdrawal of the proxy prior to or at the meeting. The expense of this solicitation is to be borne by the Company and the Company will reimburse persons holding stock in their name or in the names of their nominees, for their expenses in sending proxies and proxy materials to their principals. The approximate mailing date of this proxy statement is November 12, 1997.

  The Company had outstanding 15,985,494 shares of Common Stock, par value $.10 per share as of October 31, 1997, the date the security holders of record entitled to vote at the meeting will be determined (the "Record Date"). Each share of Common Stock entitles the holder thereof to one vote. There is cumulative voting in the election of directors, and each stockholder is entitled to cast a number of votes equal to the number of voting shares held by the stockholder at the Record Date multiplied by the number of directors to be elected and may cast all such votes for a single nominee or may distribute them between the nominees as the stockholder chooses. This Proxy Statement solicits discretionary authority to vote cumulatively, and the accompanying form of proxy grants such authority.



ITEM 1                        ELECTION OF DIRECTORS

  The Board recommends that the stockholders vote FOR, and unless otherwise instructed, the persons named in the Proxy have indicated that they intend to vote FOR the election of Raymond G. Friend and Donald D. Schroeder, comprising the class of directors whose current terms expire at the 1997 Annual Meeting, to serve as directors for a term of three years, until the 2000 Annual Meeting of Stockholders and until their successors are duly elected and qualified. In the event of the death or disability of any of the candidates for director, the Proxy will be voted for such other person or persons as the Board of Directors may recommend. No stockholder may vote in person or by proxy for more than two nominees at the Annual Meeting.

  Certain information about the (i) nominees, (ii) the other current directors of the Company who will continue in office after the Annual Meeting and (iii) the executive officers of the Company is set forth below:


Nominees For Reelection.

                                                                  Nominated
                                                                   for Term
         Name               Age               Position             Expiring
  Raymond G. Friend         45          President and Director       2000
  Donald D. Schroeder       56          Treasurer and Director       2000


Directors Who Will Continue in Office and Executive Officers.

                                                                  Expiration
                                                                 for Term as
         Name               Age               Position             Director
  John F. Chivers           58                Director               1999
  Ronald D. Offutt          54                Director               1999
  Arthur Greenberg          62                Director               1998
  H.T. Ritchie              53          Secretary and Director       1998
  Daniel O. Skolness        48          Chairman and Director        1998
  Donald M. Wright          74                Director               1999
  Christopher G. Standlee   43             Vice President


    The directors of the Company are divided into three classes, each holding office for a term of three years. One class of directors is elected each year at the Annual Meeting of Stockholders. Officers of the Company serve at the discretion of the Board of Directors.

    Set forth below are biographical summaries of the incumbent directors, including the nominees, and the executive officers of the Company.

    John F. Chivers has been a director of the Company since April 1993 and his current term as director expires at the Annual Meeting of Stockholders in 1999. Mr. Chivers is a realtor and developer from Detroit Lakes, Minnesota. He is a member of the "Nominating" and "Mergers and Acquisitions" Committees of the Board of Directors.

    H.T. Ritchie has been a director and the Secretary of the Company since October 1987 and his current term as director expires at the Annual Meeting of Stockholders in 1998. For over seven years, Mr. Ritchie has served as President of the Ritchie Corporation, a paving, sand and concrete production business located in Wichita, Kansas. He is a member of the "Policy and Compensation" and "Finance and Capital Expenditures" Committees of the Board of Directors.

    Daniel O. Skolness has been a director of the Company since December 1993 and his current term as director expires at the Annual Meeting of Stockholders in 1998. Mr. Skolness has been chief financial officer of Skolness, Inc., a sugarbeet and grain business of Glyndon, Minnesota, for over ten years. He is a member of the "Policy and Compensation" and "Budget and Audit" Committees of the Board of Directors.

    Donald M. Wright has been a director of the Company since October 1987 and his current term as director expires at the Annual Meeting of Stockholders in 1999. For over seven years he has managed his personal investments. He is a member of the "Nominating" and "Budget and Audit" Committees of the Board of Directors.

    Raymond G. Friend was the Controller of the Company in June 1985 and was elected Vice President and Chief Financial Officer in April 1990. In 1995 Mr. Friend was elected Executive Vice President and Chief Financial Officer of the Company. In April 1997 he was elected President, and in May 1997 was elected to the Board of Directors of the Company. His current term as a director of the Company expires at the Annual Meeting of Stockholders in 1997. From March 1992 until March 1993, and again from March 1995 to March 1996, Mr. Friend served as Chairman of the Clean Fuels Development Coalition (CFDC), a national organization formed to promote the commercial development and use of clean alternative fuel sources. He continues to serve as a director of the CFDC. He also serves as President of the Kansas Ethanol Association, an organization of ethanol producers which operate plants in the state of Kansas. He is a member of the "Finance and Capital Expenditures" and "Mergers and Acquisitions" Committees of the Board of Directors.

    Arthur Greenberg has been a director of the Company since April 1997, and his current term as director expires at the Annual Meeting of Stockholders in 1998. Mr. Greenberg is a commercial and residential land developer from Grand Forks, North Dakota. Mr. Greenberg has extensive experience in the transportation industry, having previously owned and operated an ICC regulated transportation company and a truck brokerage company. In the farming industry, he was formerly president of World Seeds, Inc., a group of farmers and agronomists committed to the development of varieties of disease resistant wheat seed. He is a member of the "Finance and Capital Expenditures" and Mergers and Acquisitions" Committees of the Board of Directors.

    Ronald D. Offutt has been a director of the Company since April 1997, and his current term as director expires at the Annual Meeting of Stockholders in 1999. Mr. Offutt is the founder and Chief Executive Officer of RDO Equipment Company (NYSE: RDO), a public company which operates the largest network of John Deere industrial and agricultural dealerships in the United States. He is a resident of Fargo, North Dakota and a member of the "Policy and Compensation" and "Mergers and Acquisitions" Committees of the Board of Directors.

    Donald D. Schroeder has been a director of the Company since September 1997, and his current term as director expires at the Annual Meeting of Stockholders in 1997. Mr. Schroeder is a food processing and packaging executive from Minneapolis, Minnesota. He is a former officer of Hoemer Waldorf Corporation (a New York Stock Exchange Company), and served as Vice President of Marketing and Strategic Planning for the $1.2 billion Brown Kraft division of Champion International Corporation. Since 1985, he has been a co-owner of The Schroeder Group, which is a group of companies with diversified interests in packaging, transportation and food processing. Mr. Schroeder is a member of the "Nominations' and "Budget and Audit" Committees of the Board of Directors.

    Christoper G. Standlee has been General Counsel of the Company since his employment in March 1995. In November 1996 he was also elected Vice President of the Company. From May 1978 until March 1995 he maintained a private law practice in Wichita, Kansas, during which time he represented the Company as outside counsel for approximately ten years.


    No family relationships exist between or among the directors or executive officers of the Company.

Committees
    The Company has standing Budget and Auditing, Policy and Compensation, Mergers and Acquisitions, Finance and Capital Expenditures and Nominating Committees. Each Committee has met at least twice in the past fiscal year. All Committee members were present at each Committee meeting.

    The Budget and Audit Committee, consisting of Messrs. Schroeder, Wright, and Skolness, reviews the financial statements and budgets of the Company and reviews the performance of and recommends selection of the Company's independent auditors.

    The Policy and Compensation Committee, consisting of Messrs. Offutt, Ritchie, and Skolness, reviews overall policies including compensation policies of the Company, recommends modifications to general policies and to compensation levels, and awards and grants stock options.

    The Nominating Committee, consisting of Messrs. Wright, Schroeder and Chivers, recommends the nomination of prospective directors and officers. The Nominating Committee will consider persons brought to its attention by stockholders. Stockholders wishing to recommend persons for consideration by the Nominating Committee as nominees to the Company's Board of Directors can do so by writing to the Secretary of the Company at 200 W. Douglas, Suite #820, Wichita, Kansas 67202, giving such person's name, biographical data and qualifications. Any such recommendation should be accompanied by a written statement from the person recommended giving consent to be named as a nominee and, if nominated and elected, to serve as a director.

    The Finance and Capital Expenditures Committee, consisting of Messrs. Friend, Greenberg and Ritchie, reviews and recommends action on major projects for expansion or improvement of the Company's production facilities. The Committee also oversees and recommends action in financing arrangements for the Company.

    The Mergers and Acquisitions Committee was formed in April of 1997. It consists of Messrs. Chivers, Greenberg, Friend and Offutt, and was formed to seek out and evaluate possible expansion or diversification options for the Company in the form of mergers, acquisitions, or synergistic joint ventures.

Attendance At Board Meetings
    During the fiscal year ended June 30, 1997, seven meetings were held by the Board of Directors including two meetings held by conference call. All incumbent directors have attended all of the Board of Directors meetings held this fiscal year.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                            OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of the Company's Common Stock as of October 31, 1997 by (i) each director of the Company, (ii) each Named Officer, as defined in "Executive Compensation", and (iii) all directors and executive officers of the Company as a group. Unless otherwise noted, each person has sole voting and investment power with respect to the shares of voting securities beneficially owned by such person.

                                                    Number      Ownership
  Name of Beneficial Owner                        of Shares     Percentage (1)
  Raymond G. Friend (2)                             413,531       2.2%
  John F. Chivers (3)                               180,000       1.0%
  Arthur Greenberg (4)                               15,000        *
  Stanley E. Larson (5)                              64,000        *
  Ronald D. Offutt (6)                               15,000        *
  H.T. Ritchie (7)                                  446,553       2.5%
  Donald D. Schroeder (8)                            15,000        *
  Daniel O. Skolness (9)                            165,751       0.9%
  Donald M. Wright (10)                             329,459       1.9%
  All directors and executive officers as a group
  (9 persons)                                     1,644,294       9.1%

*  Less than 1%


(1)  Assumes exercise of options which were exercisable at June 30, 1997 to
purchase Common Stock granted to present   and former officers, directors,
and employees representing 1,549,168 shares of Common Stock for total outstanding shares of Common Stock of 17,661,612.

(2) Includes options to purchase 355,600 shares of Common Stock which are currently exercisable. Also included are 19,975 options which are currently exercisable and 3,025 shares acquired under the Company's Employee Stock Purchase Plan.

(3) Consists of options to purchase 180,000 shares of Common Stock which are currently exercisable.

(4) Consists of options to purchase 15,000 shares of Common Stock which are exercisable currently or within 180 days.

(5) Includes options to purchase 64,000 shares of Common Stock which are exercisable currently or within 180 days.

(6) Consists of options to purchase 15,000 shares of Common Stock which are exercisable currently or within 180 days.

(7) Includes options to purchase 273,600 shares of Common Stock which are currently exercisable; 8,689 shares of Common Stock as to which Mr. Ritchie shares investment and voting power; and 2,152 shares which are held as custodian for a minor child.

(8) Consists of options to purchase 15,000 shares of Common Stock which are exercisable currently or within 180 days.

(9) Includes options to purchase 144,000 shares of Common Stock which are currently exercisable and 4,988 shares held as custodian for a minor child.

(10) Includes options to purchase 273,600 shares of Common Stock which are currently exercisable.

                         EXECUTIVE COMPENSATION

    The following table sets forth certain individual compensation information for the Company's Chief Executive Officer and for the Company's executive officers whose total salary and bonus for fiscal 1997 exceeded $100,000 (the "Named Officers"). The Company granted no restricted stock awards or stock appreciation rights and did not make any long-term incentive plan payouts during the fiscal years indicated.


                        Summary Compensation Table
                                            Long-Term
                                          Compensation
                                             Awards
                               Fiscal    Annual Compensation        Securities Underlying         All Other
Name and Principal Position     Year    Salary ($)     Bonus ($)        Options (#)(3)       Compensation(1)(2)($)
Stanley E. Larson               1997    $101,117     $   55,221          63,000(6)             $  43,635.00
  (Chairman of the Board and    1996     128,689        277,757         338,761(4)                    --
  President, until retirement   1995     123,600         95,103         138,667                       --
  in April 1997)

Raymond G. Friend               1997    $136,960     $   63,013          84,000(7)             $   4,645.68
  (Former Executive Vice        1996     128,689        277,757         150,600(5)                 4,510.00
  President and Chief Financial 1995     123,600         95,103          72,000                    4,374.00
  Officer - President since
  April 1997)


(1) All amounts represent either employer matching contributions to the Company's 401(k) Retirement Plan on behalf of the named individuals or in the case of Mr. Larson, amounts paid in connection with a retirement and consulting agreement executed in April 1997.

(2) Does not include the value of perquisites and other personal benefits because the aggregate amount of such compensation does not exceed the lesser
of $50,000 or 10% of the total amount of annual salary and bonus   for any
Named Officer.

(3) Numbers of options has been adjusted for the dilutive effect of the February 22, 1995 stock split.

(4) 316,761 of these options were issued either to replace options previously exercised or were issued as "re-load" options for options currently exercised, as provided for under the 1995 stockholder approved amendments to the "1992 Stock Option Plan." The options issued do not have additional "re-load" rights.

(5)  129,600 of these options were issued either to replace options previously
exercised or were issued as "re-load"   options for options currently
exercised, as provided for under the 1995 stockholder approved amendments to the "1992 Stock Option Plan." These options issued do not have additional "re-load" rights.

(6) Amounts include options issued to Mr. Larson pursuant to a retirement and consulting agreement (more particularly described hereinafter) executed in April 1997.

(7) 72,000 of these options were issued as "re-load" options for options currently exercised, as provided for under the 1995 stockholder approved amendments to the "1992 Stock Option Plan". These options do not have additional "re-load" rights.



               Option Grants in Fiscal Year Ended June 30, 1997


  The following table sets forth information concerning stock options granted to the Named Executive Officers during fiscal 1997 under the Company's 1992 Stock Option Plan and the Employees Stock Purchase Plan. The Company granted no stock appreciation rights during fiscal 1997.

                                      % of Total                 Market                 Potential Realizable Value
                                        Options                 Price on                 at Assumed Annual Rates
                                      Granted to   Exercise or   Date of                of Stock Price Appreciation
                      Options        Employees in   Base Price    Grant    Expiration       for Option Term
Name                Granted (#)(2)    Fiscal Year     ($/Sh)    ($/Sh)(1)     Date       5% ($)     10%($)     0%($)
Stanley E. Larson     50,000(3)          12.7%        $3.50       $3.50     04/10/01   $ 35,000  $  70,000  $      0
                      13,000(4)           3.3%        $1.50       $4.125    03/04/02   $ 47,531  $  60,937  $ 34,125


Raymond G. Friend     72,000(3)          18.3%        $3.75       $3.75     12/09/03   $ 97,875  $ 195,750  $      0
                      12,000(4)           3.1%        $1.50       $4.125    03/04/02   $ 43,920  $  56,280  $ 31,560


(1) Based upon the last reported sales price on the NASDAQ National Market System on the date of grant.

(2) All options are exercisable currently or within 180 days.

(3) These options were granted pursuant to the "1992 Stock Option Plan",
    either as original option awards, or   as re-load options authorized by the
    November 1995 Amendments to the Company's 1990 & 1992 Stock   Option Plans.

(4) These options were granted pursuant to the Company's Employee Stock Purchase Plan.


           Aggregated Option Exercises in Fiscal Year Ended June 30, 1997
                        and Fiscal Year-End Option Values

  The following table sets forth information concerning stock options exercised during, and held at the close of, fiscal 1997 by the Named Employee Officers. The Named Officers did not exercise during, or hold at the close of, such fiscal year any stock appreciation rights.

                                                                                             Value of
                                                                      Number of                Unexercised
                                                            Unexercised              in-the-Money
                                Shares                   Options at Fiscal            Options at
                             Acquired on    Value            Year-End(#)             Fiscal Year-
  Name                       Exercise(#)  Realized($)  Exercisable/Unexercisable       End($)
  Stanley E. Larson            35,000      38,000               0 / 50,000             $      0
  Raymond G. Friend            75,025      35,471          75,644 / 0                  $ 74,670


Director Compensation
  Until July 1, 1993 the Company traditionally did not pay cash compensation for serving on the Board of Directors or on a committee of the Board of Directors. As compensation for serving as a director and serving on committees of the Board of Directors for fiscal years 1994, 1995 and 1996, on December 10, 1993, the Company adopted a shareholder approved three year plan to grant to each of the six incumbent directors options to purchase 25,000 shares of Common Stock at an exercise price equal to $9.63 per share, the market closing price of the Company's Common Stock on such date. Such options expire 10 years from the date of grant if not previously exercised. Due to antidilutive features of the Company's stock options, the quantity of options granted to each optionee, for each of those three years, have increased to 72,000. As a result of stock splits which have occurred through 1997 the exercise price of all options which were issued prior to any stock splits have been reduced proportionately by the dilutive effect of the splits. Two of the Company's directors have retired and four new directors have been elected during or subsequent to the 1997 fiscal year. Stanley E. Larson retired as President, Chairman of the Board, and as a director on April 11, 1997, and Roger D. Skaer retired as a director on September 26, 1997. On September 25, 1997 the Board approved and Mr. Skaer was granted an option to purchase an additional 25,000 shares of the Company's Common Stock at an exercise price of $3.8125 per share. Three of the four newly elected directors (excluding only Raymond Friend, the only employee director) were granted options to purchase 15,000 shares of the Company's Common Stock on the date of their election to the Board, at an exercise price equal to the market closing price on the date of such grant. Mr. Greenberg and Mr. Offutt were each granted their options on May 6, 1997 at an exercise price of $3.19 per share. Mr. Schroeder's options were granted on September 26, 1997 at an exercise price of $3.875 per share.

  Since July 1, 1993 the Company has paid directors who are not employees of the Company (i) $1,000 for each meeting of the Board of Directors attended in person and (ii) $500 for each meeting of a committee of the Board of Directors attended, provided that such meeting is not held coincidentally with a full board meeting. Mr. Friend, the only current employee director, is not eligible to receive cash compensation for serving as a director or for serving on any committees of the Board of Directors.

  The Company also reimburses directors for reasonable expenses incurred in connection with their attendance at meetings, including committee meetings, of the Board of Directors.

Employment Contracts, Termination of Employment and Change-in-Control
Agreements
  On April 1, 1993, the Company entered into employment agreements (the "Employment Agreements") with Messrs. Stanley E. Larson, the then President of the Company and Raymond G. Friend (the "Employees"). (Unless otherwise indicated, the provisions of the Employment Agreements are substantially similar.) Each of the Employment Agreements was for a four-year term. On April 1, 1995, these employment agreements were extended for a period of five years from that date, to coincide with the terms of additional employment agreements entered into by the Company with other key management employees.

  The Employment Agreements provide, with certain exceptions, that the Employees will not compete with the Company for the two-year period following termination of their employment. If the Employee is terminated for cause or if the Employee voluntarily resigns, the Company is not obligated to continue base salary or bonus payments beyond payments which were incurred prior to such termination. Upon termination due to death or permanent disability, each Employment Agreement provides for a one time payment of 100% of the Employee's base salary at the time of termination, plus 50% of the Employee's most recent bonus. In the event the Company terminates the Employee without cause, the Company must continue to pay, for the remainder of the term of the Agreement, the Employee's full base salary at the time of termination plus (i) a bonus amount equal to the Employee's most recently received annual bonus, and (ii) the costs for the Employee's continued participation in all Company benefit plans. In the event of a termination of the Employee following a Change of Control (as defined in the Employment Agreements), the terminated Employee will continue to receive his base salary and bonus payments for the remainder of the term of the Agreement, and any unvested stock options of such Employee shall vest and become immediately exercisable.

  Compensation under Mr. Friend's Employment Agreement consists of (i) a current minimum base salary of $136,960 for Mr. Friend which is to be increased by 3% per year as a cost of living adjustment and which may be increased by the Board of Directors of the Company based on merit, (ii) participation in an executive officer and key employee bonus pool equal to an aggregate of 5 1/2% of the Company's net income, from which Mr. Friend receives approximately 2% of the Company's net income, and (iii) stock options to be granted under the Company's 1992 Stock Option Plan.

  On April 11, 1997, the Company entered into an agreement with Stanley E. Larson, the retiring President and Chairman of the Board of Directors, to provide a retirement benefit package and consulting agreement for future services. As part of the retirement package, the Company agreed to grant Mr. Larson (on August 1, 1997) non-qualified options to purchase 14,000 shares of the Company's Common Stock at an exercise price of $1.60 per share. In consideration for future consulting services to be provided by Mr. Larson, the Company agreed to continue payments equal to amounts required under his former employment contract, which would have expired on July 1, 2000. At June 30, 1997, Mr. Larson's annual compensation was $136,960, to be increased by 3% per year as a cost of living adjustment, plus annual bonuses of approximately 2% of net income before taxes. In return for the surrender by Mr. Larson of 388,761 outstanding options the Company also agreed to grant Mr. Larson non-qualified options to purchase 50,000 shares of the Company's Common Stock each year for 3 years, exercisable on April 11, 1997, 1998 and 1999, respectively, at the fair market value of the Company's Common Stock at the time of exercise. The exercise price for these options on April 11, 1997 was $3.50 per share.

Report of the Compensation Committee with Respect to Executive Compensation
  The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers, stockholders and employees. Prior to and including fiscal 1997, the ultimate responsibility for administering the Company's compensation philosophy and overseeing the evaluation process as it relates to salary and bonus determinations has been the responsibility of the Board of Directors as a group, with the responsibility of the "Committee" being to study compensation issues and make recommendations to the Board of Directors.

  Executive Compensation Philosophy. The goals of the Company's executive compensation program are to align compensation with business objectives and performance, and to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company. The Company's compensation program for executives is based on the following principles:

  *  The Company attempts to compensate competitively.

    The Company is committed to providing a compensation program aimed at attracting and retaining the best people in the industry. To ensure that compensation is competitive, the Company periodically compares its compensation practices with those of comparable companies and sets its compensation parameters based on this review.

  *  The Company compensates sustained performance.

    Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as operating profit and performance relative to competitors. Individual performance is evaluated by reviewing organizational and management development progress against set objectives.

  *  The Company strives for fairness in the administration of compensation.

    The Company attempts to apply its compensation philosophy uniformly. The Company strives to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executives both inside the Company and at comparable companies.

    The Board of Directors, partially on the basis of information obtained from the underwriter of the Company's 1993 stock offering, determined the compensation levels and contract terms for the Employment Agreements.

  Commencing with fiscal 1994, the Company's process of assessing executive performance has been as follows:

    1. At the beginning of the annual performance cycle, the Chief Executive Officer and the Committee set objectives and key goals for the Company's officers.

    2. The Chief Executive Officer and the Committee give each officer ongoing feedback on performance.

    3. At the end of the annual performance cycle, the Chief Executive Officer and the Committee evaluate the officer's accomplishment of objectives and attainment of key goals.

    4. The accomplishment of objectives and attainment of key goals affect the Chief Executive Officer's and the Committee's recommendations to the Board of Directors on salary increases and, if applicable, stock options.

  Executive Compensation Vehicles. The Company utilizes a compensation program to attract and retain key executives, enabling it to improve products, motivate technological innovation, foster teamwork and adequately reward executives, all with the goal of enhancing stockholder values. The annual cash-based compensation for executives consists of a base salary subject to increases at the discretion of the Company. Salaries are reviewed on an annual basis and may be changed at that time based on (i) information derived from the evaluation procedures described above, (ii) a determination that an individual's contributions to the Company have increased (or decreased), and (iii) changes in competitive compensation levels. The Company also makes available to executives incentive bonuses described above under "Employment Agreements" based on overall Company performance.

  The Company also has a Long-Term Savings and Deferred Profit Sharing Plan (the "401(k) Plan"), adopted in 1991 to allow participants to defer compensation pursuant to 401(k) of the Internal Revenue Code. All employees of the Company, including executives, are eligible to participate in the 401(k) Plan provided certain qualifications are met. In addition to amounts which participants may elect to contribute to the 401(k) Plan, the Company makes "matching" contributions to the 401(k) Plan allocated to all participants. Payments of benefits accrued for 401(k) Plan participants will be made upon retirement or upon termination of employment prior to retirement provided certain conditions have been met by the employee prior to termination.


  Long-term incentives are intended to be provided through stock options specified in the Employment Agreements and through the possible grant of additional stock options under the 1992 Stock Option Plan or future stock option plans. The objective of aligning executives' long range interests with those of the stockholders may be met by providing the executives with the opportunity to build meaningful stake in the Company.

  Chief Executive Officer and Other Officer Compensation. The compensation levels paid to Stanley E. Larson as President and Chief Executive Officer of the Company until his retirement in April 1997, and to Raymond G. Friend as the current President and Chief Executive Officer, were established pursuant to an Employment Agreement and other related agreements, effective April 1, 1993 and renewed April 1, 1995. (see "Employment Agreements" above). These Agreements were approved by the entire Board of Directors after careful consideration. Compensation to executive officers is provided by base salary, incentive bonuses, and stock option awards.

  Base Salary. An executive's base salary is determined by an assessment of his or her sustained performance, advancement potential, experience, responsibility, scope and complexity of the position, current salary in relation to the range designated for the job and salary levels for comparable positions at peer companies.

  Bonuses. Payments under the Company's bonus incentive plan are tied to the Company's level of achievement of annual earnings. This creates a direct link between the Company's profitability and executive officer pay.

  Long-Term Incentives. The Company's overall long-term compensation philosophy is that long-term incentives should be directly related to the creation of stockholder value, thus providing a strong link between management and stockholders. In support of this philosophy, the Company has awarded to its executive officers stock options.



  Stock Option Awards. Stock options encourage and reward executive officers for creating stockholder value as measured by stock price appreciation. Stock options under the 1992 Stock Option Plan are currently awarded at an exercise price equal to the fair market value of the stock on the date of grant, and, therefore, only have value for the executive officers if the price of the Company's stock appreciates in value from the date the stock options are granted. The Company has also adopted an Employee Stock Purchase Plan for key management employees. This 3 year plan was approved by majority vote of shareholders at the Company's Annual Meeting of Shareholders on November 17, 1995 and the last option to purchase shares of stock under this plan occurs in fiscal year 1998. Mr. Friend is are eligible to participate in this plan. Under the plan, employees of the Company are entitled to purchase a certain number of shares of stock (based primarily on years of service to the Company) at a discounted value. Stockholders also benefit from such stock price appreciation.

  Stock options are awarded periodically with the Company's objective to provide (i) a long-term equity interest in the Company, and (ii) an opportunity for a greater financial reward if long-term performance is sustained. The base number of options granted to each executive officer falls within a pre-determined range, set and approved by the Board of Directors when implementing the Company's Stock Option Plans. Individual grants which are awarded in addition to the base options are dependent upon the Company's future business plans and the executive officer's ability to positively impact those plans, the executive officer's position and level of responsibility within the Company, and an evaluation of the executive officer's performance.

Section 16(a) Beneficial Ownership Reporting Compliance.
  Under the securities laws of the United States, the Company's directors, executive officers, and any persons holding more than ten percent of the Company's securities are required to report to the Securities and Exchange Commission and to the NASDAQ National Market System by a specified date his or her ownership of or transactions in the Company's securities. To the Company's knowledge, based solely on information filed with the Company, all of these requirements have been satisfied, except that Ronald D. Offutt and Arthur Greenberg each failed to timely file one Form 3 and one Form 4 reflecting a total of one transaction each in the month of May 1997. These transactions were the initial options granted upon election as a director, and the appropriate Securities and Exchange Commission Forms reflecting these transactions was timely filed in October, 1997.

Compensation Committee Interlocks and Insider Participation.
  For fiscal 1997, Messrs. H.T. Ritchie (Committee Chairman), Ronald D. Offutt and Daniel O. Skolness comprised the Policy and Compensation Committee of the Board of Directors. Mr. Ritchie is currently the Secretary of the Company.

  As members of the Policy and Compensation Committee of the Board of Directors of the Company, Messrs. Ritchie, Offutt and Skolness make recommendations to the entire Board of Directors regarding the compensation for the executive officers and directors of the Company, including those compensation arrangements described in the "Executive Compensation" portion of this proxy.

                                         Policy and Compensation Committee

                                         H.T. Ritchie, Chairman
                                         Daniel O. Skolness
                                         Ronald D. Offutt

                        STOCK PRICE PERFORMANCE GRAPH

  The Stock Price Performance Graph below compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the total cumulative return of the S&P 500 Stock Index and the Peer Group for the Company (Midwest Grain Products, Archer-Daniels and Methenex Corp.) for the fiscal years 1992, 1993, 1994, 1995, 1996 and 1997 ending June 30. All calculations assume reinvestment of dividends.

                        TOTAL RETURN TO STOCKHOLDERS
                 (assumes $100 invested on June 30, 1991)

TOTAL RETURN ANALYSIS

                          06/30/92  06/30/93  06/30/94  06/30/95  06/30/96  06/30/97

High Plains Corporation    $ 100     $ 146     $ 173     $ 189     $ 128     $ 136
Peer Group                 $ 100     $ 106     $ 120     $ 131     $ 141     $ 184
S&P 500                    $ 100     $ 114     $ 115     $ 145     $ 183     $ 246



ITEM 2                      SELECTION OF AUDITORS

  Proxies solicited by the Board of Directors will be voted for ratification of the appointment of Allen, Gibbs & Houlik, L.C. as the Company's independent auditors for the 1998 fiscal year in the absence of instructions to the contrary.

  The audit of the Company for the year ended June 30, 1997, was conducted by Allen, Gibbs & Houlik, L.C. Representatives of such firm are expected to be present at the Annual Meeting of Stockholders to make a statement if they desire to do so and to answer appropriate questions. The Board of Directors recommends that the stockholders vote FOR ratification of its appointment of Allen, Gibbs & Houlik, L.C.

ITEM 3              MODIFICATION OF THE 1992 STOCK OPTION PLAN

                             Proposed Amendment


  In absence of instructions to the contrary, proxies solicited by the Board of Directors will be voted for the ratification of amendments to the 1992 Stock Option Plan that will increase the number of shares authorized for options under the plans, and provide for scheduled grants to non-employee directors. (See text of proposed amendments below.) As of October 31, 1997 there were seven (7) non-employee directors on the Company's Board of Directors.

Following is a Summary of the 1992 Stock Option Plan:
  The 1992 Stock Option Plan provides for the grant of both non-qualified stock options and options that qualify as incentive stock options under Section 422 of the Internal Revenue Code, as amended (the "Code"), and is administered by a committee of the members of the Board of Directors (the "Committee"). Officers and directors of the Company or any subsidiary receive options pursuant to a schedule set forth in the 1992 Stock Option Plan (the "Schedule") or pursuant to the determination of the Committee in the event the Committee is composed of disinterested directors as required by Rule 16b-3 promulgated under the Act, subject in all cases to the provisions of the 1992 Stock Option Plan.

  The 1992 Stock Option Plan as amended by shareholder vote in November of 1994, provides that a total of 3,000,000 shares of Common Stock of the Company may be made subject to options under such plan. This number is reflective of any stock splits that have occurred since the inception of the plan. The 1992 Stock Option Plan further provides that the option price shall be fixed as set forth on the schedule or by the Committee in the event the Committee is composed of disinterested directors under Rule 16b-3. The option exercise prices of incentive stock options may not be less than 100% (110% in the case of an incentive stock option granted to a stockholder owning more than 10% of the voting power of all classes of stock of the Company or any subsidiary) of the fair market value of the Common Stock as of the date the option is granted.
 The option exercise price of nonqualified stock options may be established by the Committee without regard to the fair market value of the common stock. During any calendar year, the aggregated fair market value, determined at the date of grant, of Common Stock with respect to which incentive stock options are exercisable for the first time by an Optionee must not exceed $100,000. Options shall not be exercisable for six (6) months from the date of the grant thereof; however, the six (6) month holding period shall not apply in the event of any exercise of an option by an Optionee's estate or by any other person who acquired an option by reason of an Optionee's death. The term of each option may not exceed ten (10) years from the date the option is granted, or five (5) years in the case of incentive stock options granted to stockholders owning more than 10% of the voting power of all classes of stock of the Company or any subsidiary. Optionee's who exercise their original option(s) granted under the 1992 Stock Option Plan and remit the exercise payment required, are granted a one-time option to purchase the like quantity of Common Shares as those options exercised, in order to replace their option (the "Reload Option). The per share price at which the Reload Option is exercisable shall be equal to the closing sales price of the Company's Common Stock (appropriately adjusted for any stock split, stock dividend, combination or exchange) as reported in the NASDAQ National Market System on the day in which the original options are exercised. The exercise period of the Reload Option shall expire, and the

Reload Option shall be no longer exercisable, on the later to occur of (i) the expiration date of the originally exercised option or (ii) one year from the date of grant of the Reload Option.

  Options granted under the 1992 Stock Option Plan are not transferable, except by will or the laws of descent or distribution. Any incentive stock options granted under the 1992 Stock Option Plan are exercisable only while the Optionee is an employee of the Company or any subsidiary or, to the extent otherwise exercisable on the date of cessation of employment, (i) within the three (3) month period after termination of employment for any reason other than death or disability, (ii) within the twelve (12) month period after termination of employment due to disability, as defined in Section 22(e)(3) of the Code, or (iii) within the twelve (12) month period after the death of an Optionee either while the Optionee is employed by the Company or any subsidiary or during the period after termination of employment during which an option is exercisable under (i) or (ii). Nonqualified options will carry such restrictions upon exercise as the committee may determine. The Committee may, in its discretion, impose other conditions of employment or dispense with one or more conditions; however, any action that results in (i) a material increase of benefits, (ii) a material increase in the number of options, or (iii) a material modification in the requirements as to eligibility for participation in the 1992 Stock Option Plan must be approved by the stockholders of the Company. Shares of Common Stock subject to canceled or lapsed options shall be available for subsequently granted options.

  The quantity of stock options and the respective exercise prices resulting from this plan are subject to adjustment from antidilutive provisions which are contained in the plan, and are necessary to implement due to stock splits.


                   Benefits Under Proposed Amendments to Plan

                                                         Number of Scheduled
  Name and Position                Year                Options to be Received*


  Stanley E. Larson                1997                           0
  Retired President & CEO          1998                           0
                                   1999                           0

  Raymond G. Friend                1997                           0
  President & CEO                  1998                           0
                                   1999                           0

  Donald D. Schroeder              1997                           0
  Director Nominee                 1998                      15,000
                                   1999                      15,000

  Executive Officer Group          1997                           0
                                   1998                           0
                                   1999                           0

  Non-Executive Director Group     1997                      60,000
                                   1998                     105,000
                                   1999                     105,000


  Associates of any Directors,
  Executive Officers or Nominees   1997                           0
                                   1998                           0
                                   1999                           0


  Other persons who receive or
  will receive five percent of
  such options                     1997                           0
                                   1998                           0
                                   1999                           0

  Non-Executive Officer
  Employee Group                   1997                           0
                                   1998                           0
                                   1999                           0

* Options will be granted at market value on date of grant. The closing price per share of the Company's Common Stock as reported on NASDAQ on October 31, 1997 was $3.75.


Federal Tax Aspects

  Under the 1992 Stock Option Plan, the Committee may grant options which qualify as "incentive stock options" ("ISO") as defined in Section 422 of the Code. Under Code Section 422, the receipt of an ISO will not realize taxable income by reason of the grant or the exercise of an ISO. If an Optionee exercises an ISO and retains the acquired shares for at least one year after the date of transfer and for at least two years after the date of grant, any gain realized upon disposition will be taxable to the grantee as mid-term capital gain (or, if held more than eighteen months after the exercise date, as long-term capital gain), and the Company will not be entitled to any tax deduction. However, if the Optionee does not satisfy the applicable holding periods, the difference between the option price and the lesser of the fair market value of the shares on the date of exercise or the price received upon disposition of the shares generally will be treated as compensation taxable to the grantee as ordinary income. Any additional gain upon such disposition will be taxed as short-term capital gain. The Company then will be entitled to a deduction in the amount constituting ordinary income to the Optionee. At the time of exercise, the difference between the price paid and the market value of the stock ( the "bargain element"), is treated as an "adjustment" in the calculation of "alternative minimum taxable income" and may result in the imposition of the "alternative minimum tax."

  The recipient of a non-qualified stock option will not realize income until the option is exercised. At the time of exercise, the Optionee will realize ordinary income, subject to withholding, and the Company will become entitled to a corresponding deduction in the amount by which the market value of the purchased shares at the time of exercise exceeds the exercise price for such shares. If an Optionee thereafter sells such shares, the gain or loss, if any, realized upon such disposition will constitute short-term, mid-term or long-term capital gain or loss to the Optionee, depending upon the length of time such shares are held after exercise of the options associated with such shares.

The Proposed Amendments to the 1992 Stock Option Plan are as follows:

  (a) Grant. In addition to other options provided for under the terms of the 1992 Option Plan, each non-employee director shall be granted a non-qualified option to purchase 15,000 shares of the Company's
Common Stock each year for 3 consecutive years. The options will be annually granted on December 16 of 1997, 1998 and 1999.
However, no options pursuant to this amendment will be granted in 1997 to Directors Greenberg, Offutt and Schroeder, as they each received a similar option grant upon accepting their directorship with the Company in 1997.

  (b) Option Exercise Price. The per share price at which these options shall be exercisable shall be equal to the closing sales price of the Company's Common Stock (appropriately adjusted for any stock split, stock dividend, combination or exchange) as reported in the NASDAQ
National Market System on the date of grant.

  (c) Increase in Authorized Options. The number of shares of the Company's Common Stock authorized for options under the 1992 Stock Option
Plan will be increased by 1,000,000 shares, to a total of to 4,000,000 shares. 540,000 of these shares will be allocated to the scheduled option grants (and potential re-load options authorized under the Plan) described in (a) above. The remaining options will be available for grant under the terms of the Plan.


                         Principle Reason for Amendment


  The purposes and intended effects of the proposed amendment to the Company's 1992 Stock Option Plan are (i) to provide the Company with a compensation plan to attract and retain qualified persons as members of its Board of Directors;
(ii) to relate such compensation plan to the performance of the Company's Common Stock, providing incentive to the Optionee to maximize the value of the Company's Common Stock; and (iii) to allow the Optionees to assist the Company in obtaining cash flow which could become necessary from time to time by the Company's receipt of the Optionee's exercise price without the Company undertaking the expense to have an underwritten stock offering or private placement, both of which would require cash expenditures.

  The closing price per share of the Company's Common Stock as reported on NASDAQ on October 31, 1997 was $3.75.

  If the proposed amendments are not approved, the 1992 Stock Option Plan will continue in accordance with its current terms.

  If the proposed amendments to the 1992 Stock Option Plan are approved, the Company plans to register the additional shares authorized for issuance under the Plan on Form S-8 as soon a practicable after approval.

  The resolution constituting Item 3 to approve the amendments to the 1992 Stock Option Plan is as follows:

  "RESOLVED, that, as conditionally adopted by the Board of Directors, the amendments to the High Plains Corporation 1992 Stock Option Plan described in the proxy statement accompanying the notice of this Annual Meeting, be and hereby are approved effective as of December 16, 1997."

                       Vote Required for Amendment

  Approval of this amendment will require the affirmative vote of a majority of the shares of the Common Stock outstanding as of the Record Date. The Board of Directors has approved the proposed amendment and recommends that the stockholders vote FOR the proposed amendment.

                             OTHER INFORMATION

  Neither the Board of Directors nor management knows of any other matters to be presented at the Annual Meeting of Stockholders. However, if any other matter properly comes before the meeting, the persons named in the enclosed Proxy will vote in accordance with their judgement upon such matters. Stockholders who do not expect to attend in person are urged to execute and promptly return the enclosed form of Proxy.



                        PROPOSALS OF STOCKHOLDERS

  Proposals of stockholders to be presented at the Company's 1998 Annual Meeting of Stockholders must be received at the Company's executive offices no later than July 21, 1998 for inclusion in the 1998 Proxy Statement.


                                          By Order of the Board of Directors
                                          Raymond G. Friend
                                          President

Wichita, Kansas
November 12, 1997

                         PROXY  HIGH PLAINS CORPORATION
                200 W. Douglas, Suite #820, Wichita, KS 67202

   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
  The undersigned hereby appoints H. T. Ritchie and Daniel O.
Skolness as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of High Plains Corporation as held of record by the undersigned on October 31, 1997, at the Annual Meeting of Stockholders to be held December 16, 1997, or any adjournment thereof. This proxy revokes all prior proxies given by the undersigned.

  1.  ELECTION OF DIRECTORS
    [ ]  FOR THE NOMINEES LISTED BELOW (EXCEPT AS MARKED TO THE
         CONTRARY BELOW).
    [ ]  WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW.

        RAYMOND G. FRIEND STANDS FOR ELECTION TO A THREE YEAR TERM. DONALD D. SCHROEDER STANDS FOR ELECTION TO A THREE YEAR TERM.

         (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL
          NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)


  2.  TO RATIFY THE APPOINTMENT OF ALLEN, GIBBS & HOULIK, L.C. AS
      THE INDEPENDENT PUBLIC ACCOUNTANTS FOR THE     COMPANY.
          [ ] FOR      [ ] AGAINST        [ ] ABSTAIN

  (Continued from reverse side)


  3.  TO MODIFY THE COMPANY'S 1992 STOCK OPTION PLAN.

          [ ] FOR      [ ] AGAINST       [ ] ABSTAIN

  4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

  THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1,2,3, AND 4.

  Please sign exactly as name appears below. When shares are held by join tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                     Dated:               , 1997



                                     Signature of Shareholder



                                     Signature of Shareholder

                                     PLEASE MARK, SIGN, DATE AND RETURN THE
                                     PROXY CARD PROMPTLY, USING THE ENVELOPE
                                     PROVIDED